[Letterhead of Cleary, Gottlieb, Steen & Hamilton]







Writer's Direct Dial: (212) 225-2982
E-Mail: ccorrales@cgsh.com
                                                                  June 10, 2004

The Republic of Peru
Ministry of Economy and Finance
Jr. Junin, 319 - Lima 1
Peru

Ladies and Gentlemen:

                  We have acted as special United States counsel to the Republic of Peru (the "Republic") in connection with the Republic's offering pursuant to a registration statement (No. 333-110394), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under Schedule B of the Securities Act of 1933, as amended (the "Securities Act") of U.S. $500,000,000 aggregate principal amount of the Republic's 8.375% U.S. dollar-denominated Bonds due 2016 (the "Bonds"). In arriving at the opinion expressed below, we have reviewed the following:

                  (a) the Registration Statement, including the information deemed to be a part thereof pursuant to Rule 430A under the Securities Act, and the related prospectus included in the Registration Statement, as supplemented by the prospectus supplement, dated April 26, 2004, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

                  (c) the Fiscal Agency Agreement, dated as of February 6, 2003, as amended by Amendment No. 1 thereto, dated as of November 21, 2003 (as amended, the "Fiscal Agency Agreement") between the Republic and JPMorgan Chase Bank, as Fiscal Agent;

                  (d) a copy of the Bonds in global form as executed by the Republic; and

                  (e) the Underwriting Agreement, dated as of April 26, 2004, between the Republic and Citigroup Global Markets Inc.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials and representatives of the Republic and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

                  In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Peruvian law and (ii) that all signatures on all such agreements and documents are genuine.

                  Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming due authentication, execution and delivery of the Notes by the Fiscal Agent in accordance with the terms of the Fiscal Agency Agreement, the Bonds are valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Fiscal Agency Agreement.

                  In giving the foregoing opinion, (i) we have assumed that each of the Republic and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Bonds enforceable against the parties thereto (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York that in our experience are normally applicable in relation to transactions of the type contemplated by the Fiscal Agency Agreement and the Bonds), (ii) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, to general principles of equity and (iii) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors' rights. In addition, we note (a) the enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement and the Bonds, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (b) the designation in paragraph 10(a) of the terms and conditions of the Bonds and Section 8.6(b) of the Fiscal Agency Agreement of the U.S. federal courts located in The City of New York as the venue for actions or proceedings relating to the Bonds is (notwithstanding the waiver contained in paragraph 10(c) of the terms and conditions of the Bonds and Section 8.6(d) of the Fiscal Agency Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. s.1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

                  The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. In particular, to the extent that the law of Peru is relevant to the opinion expressed above, we have, without making any independent investigation, assumed the correctness of, and our opinion is subject to any qualifications, assumptions and exceptions set forth in, the opinion of Estudio Grau, Peruvian counsel to the Republic, dated the date hereof and included as Exhibit F.2 to the Registration Statement filed as of the date hereof.

                  We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement and to the references to us under the heading "Validity of the Bonds" in the Prospectus Supplement referred to above. In giving such consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.



                                             Very truly yours,

                                             CLEARY, GOTTLIEB, STEEN & HAMILTON



                                             By:  /s/ Carmen A. Corrales
                                                  ----------------------
                                                  Carmen A. Corrales, a Partner